UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 2, 2005
DIAMOND TRIUMPH AUTO GLASS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-33572	23-2758853
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
220 Division Street
Kingston, Pennsylvania 18704
(Address of Principal Executive Offices, Including Zip Code)
Registrant’s telephone number, including area code: (570) 287-9915
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03. Material Modification to Rights of Security Holders.
SIGNATURES

Item 3.03. Material Modification to Rights of Security Holders.
     On October 7, 2005, Diamond Triumph Auto Glass, Inc., a Delaware corporation (the “Company”) announced that it had received the requisite consents from holders of a majority aggregate principal amount of its outstanding 9 1/4% Senior Notes due 2008 (the “Notes”) to amend the Indenture (the “Indenture”), dated as of March 31, 1998, as supplemented by the First Supplemental Indenture, dated as of August 16, 2005 (the “First Supplemental Indenture”), between the Company and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”), governing the Notes.
     As previously disclosed by the Company in its current report of Form 8-K filed with the Securities and Exchange Commission on October 11, 2005, in connection with the receipt of the requisite consents, the Company and the Trustee entered into a Second Supplemental Indenture (the “Second Supplemental Indenture”), which amended Section 4.08 of the Indenture to eliminate the requirement that the Company file annual, quarterly and current reports with the Securities and Exchange Commission and require the Company to make available to holders of the Notes quarterly and annual reports. As a result of having entered into the Second Supplemental Indenture, the Company will no longer file annual, quarterly and current reports with the Securities and Exchange Commission. The Company will make its annual and quarterly reports, commencing with the Company’s quarterly report for the quarter ended September 30, 2005, available to holders and prospective purchasers of the Notes by posting such reports on a secure password protected portion of the Company’s internet website (http://www.diamondtriumph.com/finance). Holders and prospective purchasers of the Notes who wish to access the Company’s annual and quarterly reports via the Company’s website should contact Rich Wooditch, the Company’s Vice President of Finance, at (800) 999-2688 Ext. 3182 to obtain instructions and a username and password necessary to access the secure portion of the Company’s website.
     The above description of the Second Supplemental Indenture is a summary only and is qualified in its entirety by reference to the Second Supplemental Indenture which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated October 11, 2005.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND TRIUMPH AUTO GLASS, INC.
Date: November 2, 2005	By:	/s/ Douglas M. Boyle
	Name:	Douglas M. Boyle
	Title:	President and Chief Operating Officer